Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made effective November 17, 2021, by and between STEVE RITACCO ("EMPLOYEE") and TRIBAL RIDES INTERNATIONAL Corp. ("Company") .. Employee and Company shall be collectively referred to as the Parties.

RECITALS:

WHEREAS, Company desires to obtain certain know-how and expertise from Employee, and Employee can provide and desires to provide such services to Company;

WHEREAS, Company has spent significant time, effort, and money to develop certain Proprietary Information (as defined below), which Company considers vital to its business and goodwill, and desires to hire Employee to help the Company with its financial strategy, reporting, sales and business development efforts;

NOW, THEREFORE, the Parties agree as follows:

AGREEMENT:

1.            Duties. Employee shall perform those services (“Services”) as reasonably requested by the Company from time to time, including but not limited to the Services described on Exhibit A attached hereto. Employee shall devote Employee's commercially reasonable efforts and attention to the performance of the Services for the Company on a timely basis. Employee shall also make himself available to answer questions, provide advice and provide Services to the Company upon reasonable request and notice from the Company.

2.            Employee. It is understood and agreed, and it is the intention of the Parties, that Employee is an employee of the Company for any purposes whatsoever. Employee is skilled in providing the Services. To the extent necessary, Employee hereby represents, warrants and covenants that Employee has the right, power and authority to enter in to this Agreement and that neither the execution nor delivery of this Agreement, nor the performance of the Services by Employee will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which Employee is now or hereinafter becomes obligated. The exact manner by which the Services are to be performed and the hours to be worked by Employee shall be determined by Company, who may offer suggestions and will notify of Employee in advance of meetings or appointments where Employee’s attendance is required. Employee will obtain prior approval from the Company for scheduling meetings or appointments requiring Company participation.

3.            Compensation, Benefits, Expenses.

a.	Compensation. As consideration of the Services to be rendered hereunder, the Company shall pay Employee the Compensation described in this section and summarized on Exhibit A attached hereto.

i.	Compensation and Vesting Schedule Compensation to consist of cash and stock. Initial cash compensation is $8,000 per month. Additionally, Company will reserve and issue 1,000,000 shares of restricted common stock for 2022. The stock will vest at the rate of 1/12th per month (83,333 shares). Employee is a “at-will” employment. Company will cause a share certificate to be issued for the vested shares each six months with accompanying documentation so Employee can obtain the necessary legal opinions to clear and deposit the stock into his account. Employee will be subject to all SEC rules as an officer/insider of the Company related to any stock sales.

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ii.	Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, vesting will not occur unless the Employee is, and has been at all times since the date of the Agreement, has been an employee or consultant to the Company or any parent or subsidiary of the Company.

b.	Expense Reimbursement. Company shall promptly reimburse Employee for any reasonable costs and expenses incurred by Employee regarding any Services specifically requested by Company, in writing, and performed by Employee pursuant to this Agreement. Each such expenditure or cost shall be reimbursed only if: (i) with respect to costs over $250, individually, Employee receives prior written approval from the Company’s CEO or President or other executive for such expenditure or cost, and (ii) with respect to costs in less than $250, individually, provided Employee furnishes to Company adequate records and other documents reasonably acceptable to Company evidencing such expenditure or cost.

4.            Proprietary Information; Work Product; Non-Disclosure.

i.	Defined. Company has conceived, developed and owns, and continues to conceive and develop, certain property rights and information, including but not limited to its business plans and objectives, client and customer information, financial projections, marketing plans, marketing materials, logos, and designs, and technical data, inventions, processes, know-how, algorithms, formulae, databases, computer programs, computer software, user interfaces, source codes, object codes, architectures and structures, layouts, development tools and instructions, templates, and other trade secrets, intangible assets and industrial or proprietary property rights which may or may not be related directly or indirectly to Company's business and all documentation, media or other tangible embodiment of or relating to any of the foregoing and all proprietary rights therein of Company (all of which are hereinafter referred to as the "Proprietary Information"). Although certain information may be generally known in the relevant industry, the fact that Company uses it may not be so known. In such instance, the knowledge that Company uses the information would comprise Proprietary Information. Furthermore, the fact that various fragments of information or data may be generally known in the relevant industry does not mean that the way the Company combines them, and the results obtained thereby, are known. In such instance, that would also comprise Proprietary Information.

ii.	General Restrictions on Use. Employee agrees to hold all Proprietary Information in confidence and not to, directly or indirectly, disclose, use, copy, publish, summarize, or remove from Company's premises any Proprietary Information (or remove from the premises any other property of Company), except (i) during the relationship to the extent authorized and necessary to carry out Employee's responsibilities under this Agreement, and (ii) after termination of the relationship, only as specifically authorized in writing by Company. Notwithstanding the foregoing, such restrictions shall not apply to information which Employee can show was rightfully in Employee's possession at the time of disclosure by Company; information which Employee can show was received from a third party who lawfully developed the information independently of Company or obtained such information from Company under conditions which did not require that it be held in confidence; or information which, at the time of disclosure, is generally available to the public.

iii.	Incidents and Further Assurances. Company may obtain and hold in its own name copyrights, registrations, and other protection that may be available to the Employee. Employee agrees to provide any assistance required to perfect such protection. Employee agrees to take sure further actions and execute and deliver such further agreements and other instruments as Company may reasonably request to give effect to this Section 4.

iv.	Return of Proprietary Information. Upon termination of this Agreement, Employee shall upon request by the Company promptly deliver to Company at Company’s sole cost and expense, all designs, drawings, blueprints, manuals, specification documents, documentation, source or object codes, storage media, letters, notes, notebooks, reports, flowcharts, and all other materials in its possession or under its control relating to the Proprietary Information and/or Services, as well as all other property belonging to Company which is then in Employee's possession or under its control. Notwithstanding the foregoing, Employee shall retain ownership of all works owned by Employee prior to commencing work for Company hereunder, subject to Company's nonexclusive, perpetual, paid up right and license to use such works with its use of the Services and any Work Product.

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v.	Remedies/Additional Confidentiality Agreements. Nothing in this Section 4 is intended to limit any remedy of Company under applicable state or federal law. At the request of Company, Employee shall also execute Company's standard "Confidentiality Agreement" or similarly named agreement as such agreement is currently applied to and entered into by Company's most recent employees.

vi.	Disclosure. Employee must disclose any outside activities or interests, including ownership or participation in the development of prior inventions, that conflict or may conflict with the best interests of Company. Prompt disclosure is required under this paragraph if the activity or interest is related directly or indirectly to the existing or planned business of Company.

vii.	Survival. The confidentiality and non-disclosure provisions of this Agreement shall remain in full force and effect after the termination of this Agreement.

viii.	Publicity. The Company shall, with prior written approval by Employee, have the right to use the name, biography and picture of Employee on the Company’s website, marketing, advertising materials, and SEC fiings, as required by law.

ix.	Support Services Provided by Company. Company shall provide the following support staff, office space, and services support to Employee while on Company premises ("Premises") all available services and qualified personnel as is reasonably needed.

x.	Services Provided by Employee’s Employees or Agents. Employee's employees, independent contractors or agents if any, who perform services for the Company under this Agreement, directly or indirectly, shall also be bound by the provisions of this Agreement. Employee shall make take all necessary steps to effect compliance with this condition of the Agreement.

xi.	Insurance. Employee shall be responsible for his own insurance unless provided by the Company.

xii.	Termination. Either party may terminate this Agreement at any time, with or without cause, upon written notice.

xiii.	No Waiver. The waiver or failure of either party to exercise in any respect any right provided in this Agreement shall not be deemed a waiver of any other right or remedy to which the party may be entitled.

xiv.	Entire Agreement. The terms and conditions set forth herein constitute the entire agreement between the parties and supersede any communications or previous agreements with respect to the subject matter of this Agreement. There are no written or oral understandings directly or indirectly related to this Agreement that are not set forth herein. No change can be made to this Agreement other than in writing and signed by both parties.

xv.	Governing Law and Venue. This Agreement shall be construed and enforced according to state law and any dispute under this Agreement must be brought in a court within the State of California, unless the parties agree to mediate any dispute.

xvi.	Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

xvii.	Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TRIBAL RIDES INC.	EMPLOYEE:

/s/ Joseph Grimes	/s/ Steve Ritacco
By: Joseph Grimes, President	Steve Ritacco

2606 Acero	4311 NE 18th Ave
Mission Viejo, CA, 92691	Fort Lauderdale, FL 33334
joeg@tribalrides.us

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EXHIBIT A

Employee will have the following primary objectives which may change from time to time for the best interest of the company:

1.	At the direction of the CEO, to provide functions as the Company Chief Technology Officer
2.	Initiate, develop and implement the Company’s Develop Plan for Shared-ride and Self-driving Car software
3.	Participate and lead where necessary the process of finding, adding to, working with financial partners - reviewing and negotiating $$ and funding.
4.	Help the Company find new acquisitions and strategic partners. Configure and help negotiate the best deal for the Company’s success.
5.	Help configure budgets and financial strategies.
6.	Participate in the Company’s PR strategy in press releases, media interviews and coverage.

COMPENSATION:

1.	$8,000 Employment Signing Bonus
2.	$8,000 per month salary paid in 2 pay periods per month. From November 17, 2021 – December 31, 2021, the gross amount will be paid to Proxemi (Mr. Ritacco's consulting company). Effective January 1, 2022, the Company will engage payroll services and Mr. Ritacco's compensation will be paid individually via W2 and subject to withholding taxes. Salary will be revisited upon a major funding event, and/or contributions to Company.
3.	Commission/Bonus –It is understood that the Company does not have a formal program and both parties agree to work in good faith to find the appropriate model.
4.	Reimbursement for phone and general expenses. Receipts to be provided.
5.	As long as employed by Tribal Rides International Corp., Mr. Ritacco will be compensated at a rate of 1,000,000 shares of restricted stock awarded annually (vesting monthly per the Agreement) as a major part of the compensation agreement per year for 2022, 2023, and 2024. Totaling 3,000,000 shares. This doesn’t exclude Mr. Ritacco from other stock option plans.

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